Consent of Registered Independent Public Accounting Firm

Fortune Industries, Inc.

Indianapolis, Indiana

We consent the use of our audit report dated September 28, 2012, with respect to the consolidated balances sheets of Fortune Industries, Inc. and Subsidiaries as of June 30, 2012 and 2011 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three fiscal years ended June 30, 2012, 2011 and 2010.

/s/ SOMERSET CPAs, P.C.

Indianapolis, Indiana

September 28, 2012